Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Apricus Biosciences, Inc. on Forms S-3 (Nos. 333-182703, 333-169132, 333-148060, 333-107137, 333-122114, 333-117717, 333-125565, 333-140110, 333-152591, 333-132611, 333-111894, 333-105509, 333-165958, 333-165960, 333-178592, 333-178832, 333-96813, 333-46967 and 333-91957) and Forms S-8 (Nos. 333-182704, 333-152284, 333-138598, 333-174392, 333-167365 and 333-93435) of our report dated March 18, 2013 on our audits of the consolidated financial statements as of December 31, 2013 and for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

San Diego, CA
March 18, 2013